Exhibit (n)(1)

FORM OF
ALPS VARIABLE INSURANCE TRUST

Rule 18f–3 Plan

Adopted:                 , 2008

Pursuant to Rule 18f–3 (“Rule 18f–3”) of the Investment Company Act of 1940, as amended (the “Act”), an open–end management investment company whose shares are registered on Form N–1A may issue more than one class of voting stock (hereinafter referred to as “Shares”), provided that these multiple classes differ either in the manner of distribution, or in services they provide to shareholders, or both. The AVS Listed Private Equity Portfolio of ALPS Variable Insurance Trust (the “Trust”), a registered open–end investment company whose shares are registered on Form N–1A, and any other existing fund or future fund or series created by the Trust (each, a “Portfolio” and collectively, the “Portfolios”), may offer to shareholders multiple classes of shares in the Portfolios in accordance with this Rule 18f–3 plan (the “Plan”), pursuant to approval by the Board of Trustees.

Authorized Classes

Each Portfolio may issue one or more classes of shares, in the same or separate prospectuses, which may include Class I and Class II (collectively, the “Classes” and individually, each a “Class”).

Class I and Class II shares are sold without a sales load. Class I and Class II shares will be offered with fees used to compensate financial intermediaries for administrative support services provided to retirement plan or pension plan participants, variable contract owners or other underlying investors investing through institutional channels. These administrative support services may include shareholder servicing, sub - accounting and recordkeeping. In addition, Class II shares may also be offered with fees for distribution, servicing and marketing of such shares (“12b–1 Fees”), pursuant to a Distribution Agreement.  Class I shares are available to investors who do not desire enhanced shareholder servicing. Class I shares do not impose 12b–1 Fees.

The Classes of shares issued by any Portfolio will be identical in all respects except for Class designation, allocation of certain expenses for a Class directly related to the distribution or service arrangement, or both, and voting rights.  Each Class votes separately with respect to issues affecting only that Class. Shares of all Classes will represent interests in the same investment Portfolio.  Therefore, each Class is subject to the same investment objectives, policies and limitations.

Class Expenses

Each Class of shares shall bear expenses, not including advisory or custodial fees or other expenses related to the management of the Portfolio’s assets, that are directly attributable to the kind or degree of services rendered to that Class (“Class Expenses”).

Class Expenses, including the the fee of other service providers, may be waived or reimbursed by the Portfolio’s investment adviser, sub-adviser underwriter, or any other provider of services to the Portfolios with respect to each Class of a Portfolio on a Class by Class basis.

Exchange Privileges

Shareholders may exchange shares of one Portfolio for shares of any of the other portfolios of the Trust which are available for sale in their state, in accordance with the terms of the Portfolio’s prospectuses.

Effective Date

This Plan was adopted as of                     , 2008, pursuant to determinations made by the Trustees of the Trust, including a majority of the Independent Trustees, that the multiple class structure and the allocation of expenses as set forth in the Plan are in the best interests of each Class individually and each Portfolio and the Trust as a whole. This Plan will continue in effect until terminated in accordance with “Termination” below.

Compliance with Fund Governance Standards

While the Plan is in effect, the Board of Trustees will comply with the fund governance standards that are prerequisites to the use of Rule 18f-3 under Rule 0-1(a)(7) of the Act, as in effect from time to time, and of any successor provision or provisions thereto.

Amendment

Material amendments to the Plan may be made with respect to a Class at any time with the approval of the Trustees of the Trust, including a majority of the Independent Trustees, upon finding that the Plan as proposed to be amended, including the allocation of expenses, is in the best interests of each Class individually and each Portfolio and the Trust as a whole.

Termination

This Plan may be terminated by the Trustees without penalty at any time.